Exhibit 99.1

Alpha Natural Resources, Inc. Commences Consent Solicitation to Amend Indenture Governing Foundation PA Coal Company, LLC’s Outstanding 7 1/4% Senior Notes Due 2014

ABINGDON, Va., July 1, 2009 — Alpha Natural Resources, Inc. (NYSE: ANR) (“Alpha”) today announced that it is commencing a consent solicitation (the “Consent Solicitation”) to amend the indenture (the “Indenture”) under which Foundation PA Coal Company, LLC (the “Issuer”) issued its 7 1/4% Senior Notes due August 1, 2014 (the “Notes”).

The Consent Solicitation is being conducted in connection with the previously announced proposed merger (the “Merger”) between Alpha and Foundation Coal Holdings, Inc. (NYSE: FCL), a Delaware corporation (“Foundation”) and an indirect parent of the Issuer, pursuant to an Agreement and Plan of Merger dated as of May 11, 2009 (the “Merger Agreement”). However, consummation of the Merger is not conditioned on the success of the Consent Solicitation.

Promptly following the consummation of the Merger and so long as the other conditions to the Consent Solicitation are satisfied and Alpha has not terminated the Consent Solicitation, Alpha or its designee will pay, either directly or indirectly, to The Depository Trust Company or the tabulation agent for the Consent Solicitation the aggregate consent payment due to each Holder (as defined below) who has validly delivered and not validly revoked a consent prior to the Expiration Time (as defined below). The consent payment will be in an amount equal to $7.50 for each $1,000 principal amount of Notes with respect to which a consent has been validly delivered. Other than the Consent Payment, Holders will receive no consideration for granting any consent solicited by Alpha pursuant to the Consent Solicitation Statement.

Subject to certain conditions set forth in the Merger Agreement, Alpha will merge with and into Foundation upon consummation of the Merger. Foundation, which will be the surviving corporation, will be renamed Alpha Natural Resources, Inc. (“New Alpha”). After the Merger is consummated, the Issuer will be a wholly owned indirect subsidiary of New Alpha. Pursuant to the Merger Agreement, Foundation has agreed to cooperate, and to cause its subsidiaries (including the Issuer) to cooperate, with Alpha to effect the Consent Solicitation.

The terms and conditions of the Consent Solicitation are described in the Consent Solicitation Statement dated July 1, 2009 (the “Consent Solicitation Statement”) and the related Letter of Consent, both of which will be distributed to Holders (as defined below) of the Notes. The purpose of the amendments being proposed (the “Proposed Amendments”) is to provide New Alpha with greater operating and financial flexibility upon the consummation of the Merger by modifying the terms of certain financial covenants contained in the Indenture. For more information regarding the Proposed Amendments, please refer to the Consent Solicitation Statement.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on July 14, 2009, unless earlier terminated or extended (such time and date, as they may be extended, the “Expiration Time”). Persons in whose name Notes were registered as of the close of business on June 29, 2009 (the “Record Date”) or any other person who has been validly authorized to vote Notes by such registered person (each, a “Holder”) are eligible to deliver their consent to the Proposed Amendments. Consents delivered may be revoked at any time prior to time when the supplemental indenture reflecting the Proposed Amendments is executed (the “Effective Time”). It is expected that the Effective Time will occur promptly after receipt (without valid revocation) prior to the Expiration Time of duly executed consents representing not less than a majority of the principal amount of the Notes outstanding.

If the Proposed Amendments become effective, each Holder of the Notes, including those who did not deliver a consent, will be bound by the Proposed Amendments, but those who did not deliver a consent prior to the Expiration Date will not be eligible to receive the consent payment.

Citigroup Global Markets Inc. (“Citi”) is acting as solicitation agent for the Consent Solicitation. For additional information regarding the terms of the Consent Solicitation, please contact Citi at 800-558-3745 (toll-free) or 212-723-6106 (collect). Requests for documents may be directed to Global Bondholder Services, which is acting as the information agent and tabulation agent for the consent solicitation, at 866-387-1500 (toll-free) or 212-430-3774 (collect).

This press release is for informational purposes only and is not a solicitation of consent with respect to the Notes. The Consent Solicitation is being made solely pursuant to the Consent Solicitation Statement and the related Letter of Consent, which set forth the complete terms of the Consent Solicitation.

About Alpha

Alpha is a leading supplier of high-quality Appalachian coal to the steel industry, electric utilities and other industries. Approximately 88 percent of Alpha’s reserve base is high Btu coal and 83 percent is low sulfur, qualities that are valued by electric utilities that use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 50 mines supplying 10 coal preparation and blending plants. Alpha and its subsidiaries employ more than 3,600 people.

About Foundation

Foundation, through its affiliates, is a major U.S. coal producer operating mines and associated processing and loading facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries Foundation employs approximately 3,000 people and produces approximately 70 million tons of coal annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, Md.

Forward Looking Statements

Information set forth herein contains forward-looking statements, which involve a number of risks and uncertainties. Alpha and Foundation caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Alpha and Foundation, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Alpha or Foundation stockholders to approve the transaction; the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; general economic conditions that are less favorable than expected; changes in, renewal of and acquiring new long term coal supply arrangements; and competition in coal markets. Additional factors that may affect future results are contained in Alpha’s and Foundation’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s web site http://www.sec.gov. Alpha and Foundation disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Important Additional Information and Where to Find It

In connection with the proposed Merger, Foundation has filed with the SEC a registration statement on Form S-4 (commission file number 333-159801), as amended, that includes a preliminary joint proxy statement/prospectus of Alpha and Foundation regarding the proposed Merger. The registration statement was declared effective by the SEC on June 24, 2009, and a definitive joint proxy statement/prospectus has been mailed to Foundation and Alpha stockholders on or about June 26, 2009 in connection with the proposed merger. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. You may obtain copies of all documents filed with the SEC regarding the proposed Merger, free of charge, at the SEC’s website (http://www.sec.gov). Free copies may also be obtained by accessing Foundation’s website (http://www.foundationcoal.com) under “Investors/Financial Information & SEC Filings” or Alpha’s website (http://www.alphanr.com) under “Investor Relations/SEC Filings”, or by directing a request to Foundation at 999 Corporate Boulevard, Suite 300, Linthicum Heights, Maryland 21090, Attn: Investor Relations or to Alpha at One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, Attn: Investor Relations.

Participants in Solicitation

Alpha, Foundation and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the proposed Merger may be found in the definitive joint proxy statement/prospectus filed by Alpha and Foundation with the SEC on June 25, 2009. You can find information about Alpha’s and Foundation’s directors and executive officers in their respective definitive proxy statements filed with the SEC on April 3, 2009. You can obtain free copies of these documents from Alpha or Foundation using the contact information above.

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